March 28, 2003


                                Letter Agreement

To:      Unified Series Trust
         431 North Pennsylvania Street
         Indianapolis, Indiana  46204



Dear Ladies and Gentlemen:

     You have engaged us to act as the sole investment adviser to the Marathon Value Portfolio (the "Fund") pursuant to the Management Agreement approved by the Board of Trustees on December 18, 2002 (the "Agreement"). This letter agreement supersedes and replaces the letter agreement between the parties dated December 18, 2002.

     For each fiscal period ended October 31st, from the effective date of the Agreement through October 31, 2006, we hereby agree to reimburse the Fund's expenses, except brokerage fees and commissions, borrowing costs (such as dividend expenses and interest on securities sold short), taxes and extraordinary expenses, but only to the extent necessary to maintain the Fund's total annual operating expenses at 1.25% of its average daily net assets for each period.


                                               Very truly yours,


                                               Spectrum Advisory Services, Inc.



                                                By:  /s/  Marc S. Heilweil
                                                Marc S. Heilweil,
                                                President


                                   Acceptance
The foregoing is hereby accepted.

                                                UNIFIED SERIES TRUST


                                                By:       /s/ Carol J. Highsmith
                                                Carol J. Highsmith,
                                                Assistant Secretary